Exhibit B
LOCK-UP AGREEMENT
                    , 2011
Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park New York,
New York 10036
J.P. Morgan Securities LLC
383 Madison Avenue New York,
New York 10179
as Representatives of the several
Underwriters to be named in the
within-mentioned Underwriting Agreement
Re: Proposed Public Offering by Carbonite, Inc.
Dear Sirs:
The undersigned, a stockholder, officer or director of Carbonite, Inc., a Delaware corporation (the “Company”), understands that Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC (the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company providing for the public offering (the “Public Offering”) of shares (the “Securities”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) and to act as representatives of the several underwriters to be named in the Underwriting Agreement. In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder, officer or director, as applicable, of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during the period beginning on the date hereof and ending on the date that is 180 days from the date of the Underwriting Agreement (subject to extensions as discussed below), the undersigned will not, without the prior written consent of the Representatives, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any Lock-Up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

The restrictions set forth herein shall not apply to:
(i)	transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift or gifts;

(ii)
transfers of shares of Common Stock or any security convertible into Common Stock to any trust, family limited partnership or similar entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(iii)	transfers by testate succession or intestate distribution;

(iv)	transfers of shares of Common Stock or any security convertible into Common Stock as a distribution to limited partners or stockholders of the undersigned;

(v)	transfers of shares of Common Stock or any security convertible into Common Stock to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned; or

(v)	any shares of Common Stock to be sold by the undersigned pursuant to and to the extent permitted by the Underwriting Agreement.
provided that, with respect to clauses (i) through (v) above, (1) the Representatives receive a signed lock-up agreement for the balance of the lock-up period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers.
Furthermore, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned on the open market following the Public Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities Exchange Commission, or otherwise, and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.
In addition, the restrictions set forth herein shall not prevent the undersigned from entering into a sales plan pursuant to Rule 10b5-1 under the Exchange Act on or after the date hereof; provided that such plan does not provide for the transfer of Lock-Up Securities during the lock-up period set forth herein.
Notwithstanding the foregoing, if:
(1) during the last 17 days of the 180-day lock-up period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or
(2) prior to the expiration of the 180-day lock-up period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day lock-up period, the restrictions imposed by this lock-up agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this lock-up agreement during the period from the date of this lock-up agreement to and including the 34th day following the expiration of the initial 180-day lock-up period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the 180-day lock-up period (as may have been extended pursuant to the previous paragraph) has expired.
Notwithstanding the foregoing, if (i) the Company and the Representatives have not entered into the Underwriting Agreement on or before March 31, 2012 or (ii) the Public Offering is abandoned by the Company prior to such date and the Company shall have provided written notice thereof to the Representatives or (iii) the Underwriting Agreement shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, then the undersigned will be released from the obligations under this lock-up agreement, and this lock-up agreement shall be terminated, null, void and of no further force or effect.
The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.
[Signature Page Follows]

Very truly yours,

Signature:

Print Name:

[Signature Page to Lock-Up Agreement]